FOR IMMEDIATE RELEASE

Contact:
Paul Jacobson (303) 268-6426

Adelphia Marks Milestone in Rebuilding Effort As Board of Directors Completes Transition

Yale Law School Dean Anthony Kronman elected lead director;
Former SEC Commissioner Philip Lochner to chair corporate
governance committee

Board thanks departing Dennis Coyle and Erland Kailbourne
for dedicated service

Greenwood Village, Colo., January 15, 2004– Fulfilling its previously announced commitment and signaling continued progress in its rebuilding effort, Adelphia Communications Corporation (OTC:ADELQ) has completed its transition to a new Board of Directors with broad expertise in cable television, finance and corporate governance.

Anthony T. Kronman, dean of Yale Law School and a leading expert on legal ethics and governance issues, has been elected by his fellow board members as Lead Director. Mr. Kronman joined the Adelphia Board in fall 2002. Philip R. Lochner Jr. has been elected to chair the Board’s corporate governance committee, replacing Mr. Kronman in the position, due to Mr. Kronman’s election as Lead Director. Mr. Lochner is a former senior vice president and chief administrative officer of Time Warner, Inc., and served as a commissioner of the U.S. Securities and Exchange Commission from 1990 to 1991. He joined the Adelphia Board in May 2003.

Board members Dennis Coyle and Erland (Erkie) Kailbourne have resigned after serving through most of 2003 to ensure a smooth transition. Messrs. Coyle and Kailbourne had previously announced their intention to resign. They were the last Adelphia board members who had served before the company’s Chapter 11 filing.

Announcing the changes, William T. Schleyer, chairman and chief executive officer of Adelphia, said, “We are grateful to Dennis Coyle and Erkie Kailbourne for the conscientious stewardship that has brought us to this point in our progress, including Erkie’s dedicated efforts as interim CEO. Adelphia now has a board with tremendous depth and breadth of experience in corporate governance, finance and the cable television industry. The company has taken critical steps to restore its reputation and we are in an excellent position to move forward with plans to emerge from Chapter 11 later this year and operate as a strong, vital and independent organization.”

Adelphia’s new Board of Directors is as follows:

  E. Thayer Bigelow
  Rod Cornelius
  Anthony T. Kronman
  Philip R. Lochner Jr.
  Susan Ness
  William T. Schleyer (Chairman and CEO)
  Kenneth L. Wolfe

About Adelphia

Adelphia Communications Corporation is the fifth-largest cable television company in the country. It serves 3,500 communities in 31 states and Puerto Rico, and offers analog and digital cable services, high-speed Internet access (Adelphia Power Link), and other advanced services.

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended . All statements regarding Adelphia Communications Corporation’s and its subsidiaries’ and affiliates’ (collectively, the “Company”) expected future financial position, results of operations, cash flows, restructuring and financing plans, expected emergence from bankruptcy, business strategy, budgets, projected costs, capital expenditures, network upgrades, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include the Company’s pending bankruptcy proceeding, results of litigation against the Company and government investigations of the Company, the effects of government regulation including the actions of local cable franchising authorities, the availability of financing, actions of the Company’s competitors, customer response to repackaged services, pricing and availability of programming, equipment, supplies, and other inputs, the Company’s ability to upgrade its network, technological developments, and changes in general economic conditions. Many of these factors are outside of the Company’s control.

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